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NOTES | DEPOSITS | CERTIFICATES

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”)
Based on the Russell 2000® Index
due October    , 2015
Citigroup Funding Inc.
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
Medium-Term Notes, Series D

OFFERING SUMMARY
No. 2012-MTNDG0229
(Related to the Preliminary Pricing Supplement No. 2012-MTNDG0229 dated April 3, 2012, Prospectus Supplement Dated May 12, 2011 and Prospectus Dated May 12, 2011)

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

April 3, 2012

April 3, 2012
Medium-Term Notes, Series D
No. 2012-MTNDG0229
Relating to Preliminary Pricing Supplement No. 2012-MTNDG0229 dated April 3, 2012 to Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index
due October    , 2015
The Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) offer the opportunity for investors to earn a return based on the performance of the Russell 2000® Index, which we refer to as the underlying index, while providing limited protection against negative performance of the underlying index.  Unlike ordinary debt securities, the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, if the closing value of the underlying index on the valuation date is greater than the downside threshold value described below, you will receive a positive return on the Index LASERSSM equal to the greater of (i) 20% to 25% (to be determined on the pricing date) and (ii) the return on the underlying index.  If, on the other hand, the closing value of the underlying index on the valuation date is less than or equal to the downside threshold value, you will lose 1% for every 1% decline below the initial index value. This amount may be significantly less than the stated principal amount of the Index LASERSSM and possibly zero. The Index LASERSSM are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the Index LASERSSM are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the Index LASERSSM and possibly zero.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per Index LASERSSM
Issue price:	$1,000 per Index LASERSSM for brokerage accounts and $972.50 per Index LASERSSM for fee-based advisory accounts (see “Underwriting fee and issue price” below)
Pricing date:*	April , 2012 (expected to be April 24, 2012)
Original issue date:*	April , 2012 (three business days after the pricing date)
Maturity date:*	October , 2015 (expected to be October 29, 2015)
Underlying index:	Russell 2000® Index
Payment at maturity per Index LASERSSM:
If the final index value is greater than the downside threshold value,
•                  $1,000 + the greater of (i) the upside payment and (ii) $1,000 × the index percent increase
If the final index value is less than or equal to the downside threshold value,
•                  $1,000 × the index performance factor
This amount will be less than or equal to $800 and could be zero.

Upside payment:	$200 to $250 per Index LASERSSM (20% to 25% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:*	October , 2015 (expected to be October 26, 2015), subject to postponement for non-index business days and certain market disruption events.
Downside threshold value:	(80% of the initial index value)
CUSIP:	1730T0WW5
ISIN:	US1730T0WW51
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer(3)
Per Index LASERSSM	$1,000.00	$30.00	$970.00
Total	$	$	$
* Expected dates are subject to change.
(1) The public offering price for investors purchasing the Index LASERSSM in fee-based advisory accounts will be $972.50 per Index LASERSSM. The actual public offering price, underwriting fee and relating selling concession for a particular investor purchasing in brokerage accounts may be reduced for volume purchase discounts depending in the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $985.00 per Index LASERSSM. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” on page 8 for further details.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Index LASERSSM, is acting as principal and will receive an underwriting fee of up to $30.00 for each Index LASERSSM sold in this offering to brokerage accounts. The actual underwriting fee per Index LASERSSM for sales to brokerage accounts will be equal to $30.00 for each Index LASERSSM  sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a selling concession of up to $30.00 for each Index LASERSSM they sell to brokerage accounts. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets Inc. will receive a fixed sales commission, of $30.00 for each Index LASERSSM they sell to brokerage accounts. The underwriting fee will be $2.50 for each Index LASERSSM sold in this offering to fee-based advisory accounts, and dealers selling to investors purchasing the Index LASERSSM in fee-based advisory accounts will receive a selling concession of $2.50 per Index LASERSSM. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(3) The per Index LASERSSM proceeds to Citigroup Funding Inc. indicated above represent the minimum per Index LASERSSM proceeds to Citigroup Funding Inc. for any Index LASERSSM, assuming the maximum per Index LASERSSM underwriting fee of $30.00 for sales to brokerage accounts. As noted in footnotes (1) and (2), the underwriting fee for sales to brokerage accounts is variable.
You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on April 3, 2012:   http://www.sec.gov/Archives/edgar/data/831001/000095010312001723/dp29702_424b2-lasersred.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The Index LASERSSM are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s Web site at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

Investment Overview
The Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015 (the “Index LASERSSM”) can be used:

■
As an alternative to direct exposure to the underlying index that provides a minimum positive return if the closing value of the underlying index on the valuation date is greater than 80% of the initial index value, which we refer to as the downside threshold value, and 1-to-1 participation in any appreciation of the underlying index beyond the minimum positive return; however, by investing in the Index LASERSSM, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of April 2, 2012, yield an average of 1.50% per year.  If the average dividend yield remained constant for the term of the Index LASERSSM, this would be equivalent to 5.25% (calculated on a simple interest basis) over the approximately 3.5-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you;

■	To enhance returns and outperform the underlying index in scenarios in which the final index value is up to 20% to 25% (to be determined on the pricing date) greater than the initial index value;

■
To obtain 1-to-1 exposure to the performance of the underlying index in scenarios in which the final index value increases from the initial index value by at least 20% to 25% (to be determined on the pricing date); and

■
To obtain limited protection against a specified level of negative performance of the underlying index. However, if the final index value is less than or equal to the downside threshold value, you will lose 1% of the stated principal amount for every 1% by which the final index value is less than the initial index value. In this case, you will lose at least 20%, and possibly all of the stated principal amount of your Index LASERSSM.

Maturity:	Approximately 3.5 years
Upside payment:	$200 to $250 (20% to 25% of the stated principal amount; to be determined on the pricing date)
Downside threshold value:	80% of the initial index value
Coupon:	None
Exchange listing:	None

All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Russell 2000® Index Overview

The Russell 2000® Index is published by Russell Investment Group and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index.

Information as of market close on April 2, 2012:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	840.63
52 Weeks Ago (on 4/4/2011):	849.36
52 Week High (on 4/29/2011):	865.29
52 Week Low (on 10/03/2011):	609.49

Russell 2000® Index – Daily Closing Values January 3, 2007 to April 2, 2012

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

Key Investment Rationale

An investment in the Index LASERSSM offers a minimum positive return of 20% to 25% (to be determined on the pricing date) if the closing value of the underlying index on the valuation date is greater than 80% of the initial index value and 1-to-1 participation in the appreciation of the underlying index of greater than 20% to 25%.  However, if the underlying index declines in value by 20% or more from the pricing date to the valuation date (as measured solely on those two dates), the payment at maturity will be less than or equal to $800 per Index LASERSSM. All payments are subject to the credit risk of Citigroup Inc.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of April 2, 2012, the average dividend yield of those stocks was 1.50% per year, which, if the average dividend yield remained constant for the term of the Index LASERSSM, would be equivalent to 5.25% (calculated on a simple interest basis) over the approximately 3.5-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Index LASERSSM.

Payment Scenario 1
The closing value of the underlying index is greater on the valuation date than on the pricing date by at least 20% to 25% (to be determined on the pricing date).  In this scenario, each Index LASERSSM redeems for more than the stated principal amount of $1,000 by an amount that is proportionate to the percentage increase of the final index value from the initial index value.  For example, if the closing value of the underlying index has increased by 30%, each Index LASERSSM will redeem for $1,300, or 130% of the stated principal amount of $1,000.

Payment Scenario 2
The closing value of the underlying index is greater on the valuation date than on the pricing date by less than 20% to 25% (to be determined on the pricing date).  In this scenario, each Index LASERSSM redeems for $1,200 to $1,250 (120% to 125% of the stated principal amount; to be determined on the pricing date).

Payment Scenario 3
The closing value of the underlying index is lower on the valuation date than on the pricing date, but by less than 20%.  In this scenario, because the final index value is greater than the downside threshold value, each Index LASERSSM redeems for $1,200 to $1,250 (120% to 125% of the stated principal amount; to be determined on the pricing date).

Payment Scenario 4
The closing value of the underlying index is lower on the valuation date than on the pricing date by at least 20%.  In this scenario, because the final index value is less than or equal to the downside threshold value, each Index LASERSSM redeems for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying index from the initial index value. For example: if the closing value of the underlying index has decreased by 50% from the pricing date to the valuation date, each Index LASERSSM redeems for $500, or 50% of the stated principal amount. There is no minimum payment at maturity on the Index LASERSSM.

Summary of Selected Key Risks (see page 11)

■	No guaranteed return of principal.

■	No interest payments.

■	Historically, the value of the underlying index has been volatile.

■
The Index LASERSSM are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company and guarantor of any payments due on the Index LASERSSM, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM.

■	The Index LASERSSM will not be listed on any securities exchange, and secondary trading may be limited.

■	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

■	The value of the Index LASERSSM prior to maturity will be influenced by many unpredictable factors.

■
The return on the Index LASERSSM (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

■
Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

■	Adjustments to the underlying index could adversely affect the value of the Index LASERSSM.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Index LASERSSM.

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Index LASERSSM.

■	The U.S. federal tax consequences of an investment in the Index LASERSSM are unclear.

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

Fact Sheet

The Index LASERSSM offered are senior unsecured obligations of Citigroup Funding Inc. (“Citigroup Funding”), will pay no interest or dividends, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of Index LASERSSM that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount of $1,000 based upon the closing value of the underlying index on the valuation date. The Index LASERSSM do not guarantee any return of principal at maturity.  The Index LASERSSM are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Index LASERSSM are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April , 2012 (expected to be April 24, 2012)	April , 2012 (three business days after the pricing date)	October , 2015 (expected to be October 29, 2015)
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index LASERSSM are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of the Index LASERSSM and possibly zero.

Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Issue price:	$1,000 per Index LASERSSM
Stated principal amount:	$1,000 per Index LASERSSM
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity per Index LASERSSM:
If the final index value is greater than the downside threshold value,
•                  $1,000 + the greater of (i) the upside payment and (ii) $1,000 × the index percent increase
If the final index value is less than or equal to the downside threshold value,
•                  $1,000 × the index performance factor
This amount will be less than or equal to $800 and could be zero.

Upside payment:	$200 to $250 per Index LASERSSM (20% to 25% of the stated principal amount), to be determined on the pricing date
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Downside threshold value:	(80% of the initial index value)
Valuation date:	October , 2015 (expected to be October 26, 2015), subject to postponement for non-index business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 12.
Clearing and settlement:	DTC

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

General Information
Listing:	The Index LASERSSM will not be listed on any securities exchange.
CUSIP:	1730T0WW5
ISIN:	US1730T0WW51
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Index LASERSSM offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing an Index LASERSSM, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Index LASERSSM is respected and subject to the discussion in “Description of Index LASERSSM—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Index LASERSSM prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the Index LASERSSM at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Index LASERSSM.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Index LASERSSM for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or settlement of their Index LASERSSM.  Special rules apply to Non-U.S. Holders whose gain on their Index LASERSSM is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Index LASERSSM should read the discussion under “Description of Index LASERSSM —United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Index LASERSSM, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Index LASERSSM will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Index LASERSSM through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Index LASERSSM by taking positions in swaps, options or futures contracts on the underlying index and/or on the stocks that constitute the underlying index, in the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the value of the underlying index, and, accordingly, potentially increase the initial index value and, therefore, the downside threshold value and, as a result, increase the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Index LASERSSM.  For further information on our use of proceeds and hedging, see “Description of

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

Index LASERSSM—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
ERISA and IRA considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Index LASERSSM as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Index LASERSSM or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity.

You should refer to the section “Description of Index LASERSSM—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Index LASERSSM, is acting as principal and will receive an underwriting fee of up to $30.00 for each Index LASERSSM sold in this offering to brokerage accounts, subject to reduction for volume purchase discounts. The actual underwriting fee per Index LASERSSM for sales to brokerage accounts will be equal to $30.00 for each Index LASERSSM sold by Citigroup Global Markets directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. Citigroup Global Markets will pay selected dealers not affiliated with Citigroup Global Markets a selling concession of up to $30.00 for each Index LASERSSM they sell to brokerage accounts. Broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets will receive a fixed sales commission, of $30.00 for each Index LASERSSM they sell to brokerage accounts. The underwriting fee will be $2.50 for each Index LASERSSM sold in this offering to fee-based advisory accounts, and dealers selling to investors purchasing the Index LASERSSM in fee-based advisory accounts will receive a selling concession of $2.50 per $1,000 Index LASERSSM.

The actual underwriting fee and relating selling concession for a particular investor purchasing in brokerage accounts may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Index LASERSSM—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the Index LASERSSM will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Index LASERSSM, either directly or indirectly, without prior written consent of the client. See “Description of Index LASERSSM—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:	Clients may contact their local brokerage representative.

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the related selling concession granted to selected dealers per Index LASERSSM for a particular investor purchasing in brokerage accounts may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Index LASERSSM for Any Single Investor	Price to Public per Index LASERSSM	Underwriting Fee per Index LASERSSM	Selling Concession per Index LASERSSM
< $5,000,000	$1,000.00	$30.00	$30.00
>=$5,000,000	$985.00	$15.00	$15.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Index LASERSSM distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Index LASERSSM. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document, before you invest.

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Index LeAding StockmarkEt Return Securities (“Index LASERSSM”) Based on the Russell 2000® Index due October    , 2015

How the Index LASERSSM Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Index LASERSSM for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of April 2, 2012, the average dividend yield of those stocks was 1.50% per year, which, if the average dividend yield remained constant for the term of the Index LASERSSM, would be equivalent to 5.25% (calculated on a simple interest basis) over the approximately 3.5-year term of the Index LASERSSM.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Index LASERSSM.

The graph is based on the following terms:

Stated principal amount:	$1,000 per Index LASERSSM
Hypothetical upside payment:	$225 per Index LASERSSM (22.5% of the stated principal amount)
Downside threshold value:	80% of the initial index value

Index LASERSSM Payoff Diagram

How it works

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If the final index value is greater than the downside threshold value, the payment at maturity on the Index LASERSSM reflected in the graph above is greater than the $1,000 stated principal amount per Index LASERSSM and is equal to the $1,000 stated principal amount plus the greater of (i) the hypothetical upside payment of $225 and (ii) the product of $1,000 and the return on the underlying index.

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If the percentage change in the closing value of the underlying index from the pricing date to the valuation date is greater than -20% but less than or equal to 22.5%, an investor will receive a payment at maturity of $1,225 per Index LASERSSM, the stated principal amount plus the hypothetical upside payment.

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If the closing value of the underlying index appreciates more than 22.5% from the pricing date to the valuation date, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index.  For example, if the underlying index appreciates 30%, an investor will receive a payment at maturity equal to $1,300 per Index LASERSSM.

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If the final index value is less than or equal to the downside threshold value, an investor will receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final index value from the initial index value.

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If the closing value of the underlying index declines by 40% from the pricing date to the valuation date, an investor will lose 40% of the stated principal amount and receive only $600 per Index LASERSSM at maturity, or 60% of the stated principal amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Index LASERSSM.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Index LASERSSM.

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The Index LASERSSM do not pay interest or guarantee return of principal. The terms of the Index LASERSSM differ from those of ordinary debt securities in that the Index LASERSSM do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index value is less than or equal to 80% of the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Index LASERSSM by an amount proportionate to the decrease in the final index value from the initial index value and will in all cases be less than or equal to $800 per Index LASERSSM. There is no minimum payment at maturity on the Index LASERSSM, and, accordingly, you could lose your entire investment.  See “How the Index LASERSSM Work.”

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Volatility of the underlying index. Historically, the value of the underlying index has been volatile. From January 3, 2007 to April 2, 2012, the closing value of the underlying index has been as low as 343.26 and as high as 865.29. The volatility of the value of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the Index LASERSSM, and possibly zero, even if the closing value of the underlying index is greater than the downside threshold value on one or more dates other than the valuation date during the term of the Index LASERSSM.

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The Index LASERSSM are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the Index LASERSSM, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Index LASERSSM.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Index LASERSSM, to pay all amounts due on the Index LASERSSM at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Index LASERSSM are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Index LASERSSM, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Index LASERSSM.

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The Index LASERSSM will not be listed on any securities exchange, and secondary trading may be limited.  The Index LASERSSM will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Index LASERSSM. Citigroup Global Markets may, but is not obligated to, make a market in the Index LASERSSM. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Index LASERSSM easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Index LASERSSM, the price at which you may be able to trade your Index LASERSSM is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Index LASERSSM, it is likely that there would be no secondary market for the Index LASERSSM. Accordingly, you should be willing to hold your Index LASERSSM to maturity.

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The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Index LASERSSM in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Index LASERSSM, as well as the cost of hedging our obligations under the Index LASERSSM. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market prices for the Index LASERSSM are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Index LASERSSM or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The value of the Index LASERSSM prior to maturity will be influenced by many unpredictable factors. Several factors will influence the value of the Index LASERSSM prior to maturity and the price at which Citigroup Global Markets may be

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willing to purchase the Index LASERSSM in any secondary market that may develop, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Index LASERSSM mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Index LASERSSM if you try to sell your Index LASERSSM prior to maturity.

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Potential for a lower comparable yield. If the final index value is less than or equal to the downside threshold value, the effective yield on the Index LASERSSM, which will be negative, will be less than that which would be payable on a conventional, fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

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Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. Investing in the Index LASERSSM is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Index LASERSSM will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  The stocks that constitute the underlying index average a dividend yield of 1.50% per year as of April 2, 2012.  If this average dividend yield were to remain constant for the term of the Index LASERSSM, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 5.25% (calculated on a simple interest basis) over the approximately 3.5-year term of the Index LASERSSM by investing in the Index LASERSSM instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Index LASERSSM will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the Index LASERSSM.

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Adjustments to the underlying index could adversely affect the value of the Index LASERSSM. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the Index LASERSSM.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine, among other things, the initial index value, the downside threshold value, the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event, or discontinuance of the underlying index, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Index LASERSSM. One or more of our affiliates expect to hedge our obligations under the Index LASERSSM and will carry out hedging activities related to the Index LASERSSM (and other instruments linked to the underlying index and/or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and therefore, the downside threshold value and, as a result, could increase the value at which the underlying index must close on the valuation date before an investor receives

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a payment at maturity that exceeds the issue price of the Index LASERSSM. Additionally, such hedging or trading activities during the term of the Index LASERSSM, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal tax consequences of an investment in the Index LASERSSM are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Index LASERSSM, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Index LASERSSM are uncertain, and the IRS or a court might not agree with the treatment of the Index LASERSSM as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Index LASERSSM, the tax consequences of the ownership and disposition of the Index LASERSSM might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Index LASERSSM, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Index LASERSSM should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Index LASERSSM —United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Index LASERSSM (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Index

The Russell 2000® Index. Unless otherwise stated, all information on the Russell 2000® Index provided in this offering summary is derived from publicly available sources. The Russell 2000® Index is published by Russell Investment Group and is intended to provide a barometer of the investable small capitalization segment of the U.S. equity markets. The Russell 2000® Index includes the stocks of the 2000 smallest companies, according to market capitalization, in the Russell 3000 Index. As of April 2, 2012, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care. For further information on the Russell 2000® Index, including its makeup, method of calculation and changes in its components, see “Description of the Russell 2000® Index” in the accompanying preliminary pricing supplement.

An investment in the Index LASERSSM does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 2000® Index.

License Agreement. Russell and Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc., have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding Inc. and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Index LASERSSM.

The license agreement between Russell and Citigroup Global Markets Inc. provides that the following language must be stated in this offering summary.

“The Index LASERSSM are not sponsored, endorsed, sold or promoted by Russell Investment Group (“Russell”). Russell makes no representation or warranty, express or implied, to the holders of the Index LASERSSM or any member of the public regarding the advisability of investing in securities generally or in the Index LASERSSM particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same.  Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Citigroup Funding Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Citigroup Funding Inc., its affiliates or the Index LASERSSM. Russell has no obligation to take the needs of Citigroup Funding Inc., its affiliates or the holders of the Index LASERSSM into consideration in determining, composing or calculating the Russell 2000® Index. Russell is not responsible for and has not reviewed the Index LASERSSM nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness or otherwise. Russell is not responsible for and has not participated in the determination of the timing of prices at, or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. Russell has no obligation or liability in connection with the administration, marketing or trading of the Index LASERSSM.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING INC., HOLDERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND CITIGROUP FUNDING INC.”

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Historical Information

The following table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in the period from January 3, 2007 through April 2, 2012.  The closing value of the underlying index on April 2, 2012 was 840.63.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical closing values of the underlying index as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter (through April 2, 2012)	840.63	840.63	840.63

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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